EXHIBIT 4.4
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                               ENCANA CORPORATION
                         KEY EMPLOYEE STOCK OPTION PLAN
            (REFLECTIVE WITH AMENDMENTS MADE AS OF FEBRUARY 15, 2005)


1.       PURPOSES OF THE PLAN

The principal purposes of the Key Employee Stock Option Plan (the "Plan") of EnCana Corporation (the "Company") and its subsidiaries are:

(a) to promote a proprietary interest in the Company among its key employees;
(b)      to attract and retain the qualified key employees the Company requires;
(c) to provide a long-term incentive element in overall compensation of key employees; and
(d)      to promote the long-term profitability of the Company.

2.       ADMINISTRATION

The Plan shall be administered by such committee of the Board of Directors of the Company as is designated from time to time by the Board (the "Committee"). The Committee shall have full and complete authority to interpret the Plan and to prescribe such rules and regulations and make such other determinations as it deems necessary or desirable for the administration of the Plan.

3.       SHARES

The shares that may be issued pursuant to the exercise of options under the Plan are common shares of the Company ("Shares"). The maximum number of Shares that may be issued pursuant to the exercise of options granted under the Plan is 38,400,000. In addition, a maximum of 1,700,000 Shares may be issued pursuant to options granted to former optionholders of Canadian Pacific Limited pursuant to the Arrangement (defined below).

4.       GRANT OF OPTIONS AND STOCK APPRECIATION RIGHTS

The Committee may from time to time designate officers and other employees who, in the opinion of the Committee, are key employees of the Company or its subsidiaries to whom options to purchase Shares shall be granted. The Committee shall determine the number of Shares to be optioned to each key employee and all other terms, conditions and limitations of the grant of the options, subject always to the provisions of this Plan ("Options").

At the discretion of the Committee, an Option to purchase Shares may have connected with it stock appreciation rights ("SAR") in respect of each Share covered by such Option. Each SAR shall entitle the optionee to surrender to the Company, unexercised, the right to exercise their Option to purchase a specified number of Shares and to receive in exchange from the Company, cash or Shares (at the Company's choice) in an amount equal to the excess of the closing price of the Shares on the Toronto Stock Exchange ("TSX") on the last trading day preceding the date of exercise of the SAR, over the Subscription Price for the Shares ("Appreciated Value"). Each SAR shall be subject to the same terms and conditions as the related Option.

An Option granted under the Plan will not be exercisable by an optionee until such Option has been evidenced by a written option agreement duly executed and delivered by the Company and such optionee. An optionee may hold more than one Option at any time.

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EnCana Corporation                                                        Page 2
Key Employee Stock Option Plan
(With amendments made as of February 15, 2005)


5.       SUBSCRIPTION PRICE

The subscription price for each Share that may be purchased through the exercise of an Option (the "Subscription Price") shall be fixed by the Committee for each Option, but shall not be less than the Market Value of the Shares. For this purpose, "Market Value" means the closing price for a board lot of Shares on the TSX on the trading day immediately preceding the date on which the option agreement granting the option is made, or, if at least one board lot of Shares shall not have been traded that day, on the next preceding day on which a board lot was traded.

6.       OPTION PERIOD

Each Option (unless sooner terminated in accordance with the terms, conditions and limitations of the Option determined by the Committee) shall be exercisable during such period, not exceeding 5 years from the date the Option was granted, as the Committee may determine (the "Option Period"). The Committee may, with the consent of the Optionee and the prior consent of the TSX, cancel the unexercised balance of any Option. All rights under the Option unexercised at the expiry or termination of the Option Period shall be forfeited. All Shares reserved for Options that are forfeited or cancelled shall be available for subsequent grant of Options.

7.       EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS

An Option or its attendant SAR may be exercised from time to time by delivery to the Company at its principal office in Calgary, Alberta, of a written notice of exercise specifying the number of Shares with respect to which the Option or SAR is being exercised and, if the Option is being exercised, accompanied by payment in full of the purchase price of the Shares then being purchased. If SARs attached to the Option are being exercised, the Company will then issue cash or Shares for the Appreciated Value to the optionee. No person shall have any of the rights of a shareholder in respect of any Shares subject to an Option or SAR until such Shares have been paid for in full and issued.

8.       NON-ASSIGNABILITY

No option or any right conferred by an Option shall be assignable, negotiable or otherwise transferable other than by will or the laws of descent and distribution. Options or rights conferred by an Option shall be exercisable during the optionee's lifetime only by such optionee or, after death or incapacitation, by the optionee's guardian or legal representative.

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EnCana Corporation                                                        Page 3
Key Employee Stock Option Plan
(With amendments made as of February 15, 2005)


9.       EFFECTS OF ALTERATION OF SHARE CAPITAL

In the event of any change in the outstanding common shares of the Company by reason of any stock dividend, split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, equitable adjustments shall be made in the maximum number and kind of Shares issuable under the Plan and in the maximum number and kind of and the subscription price for Shares issuable under outstanding Options. Such adjustments shall be made by the Committee and shall be conclusive and binding for all purposes of the Plan.

10.      EFFECTIVE DATE OF THE PLAN

The Plan shall have effect from and after October 1, 2001 ("Effective Date"). Options under this Plan include Options and accompanying SARs, if any, issued under the Key Employee Stock Option Plan of PanCanadian Petroleum Limited ("PCP") which were replaced with Options and accompanying SARs, if any, of 3921778 Canada Inc., a predecessor by way of amalgamation to the Company, all pursuant to the arrangement under Section 192 of the CANADA BUSINESS CORPORATIONS ACT described in the management proxy circular of PCP dated August 3, 2001 (the "Arrangement").

11.      AMENDMENT AND TERMINATION

The Board of Directors of the Company may at any time and from time to time amend, suspend or terminate the Plan in whole or in part, subject to obtaining any required stock exchange or regulatory approval. No such amendments, suspension or termination shall adversely affect rights under any outstanding Options, without the consent of the optionee thereunder.

12.      FORMER CANADIAN PACIFIC LIMITED OPTIONHOLDERS

Options under this Plan include options and accompanying share appreciation rights issued under the key employee stock option plan of Canadian Pacific Limited ("CPL") which were replaced with Options and accompanying SARs of the Company pursuant to the Arrangement. Such Options and SARs are subject to the provisions of this Plan, with the necessary changes, provided that none of the provisions of this Plan will operate so as to adversely affect the rights of the optionholder as set forth in the key employee stock option plan of CPL. If the Optionholder is not an officer or employee of or a consultant to the Company, then the early expiry provisions of the replacement Options and SARs will become effective when the Optionholder's employment or engagement with another former subsidiary of CPL terminates.

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